Exhibit 99.2

Contact at Winthrop Realty Trust
Beverly Bergman
Investor or Media Inquiries
Phone: (617) 570-4614; e-mail: bbergman@firstwinthrop.com

FOR IMMEDIATE RELEASE
October 18, 2012

WINTHROP REALTY TRUST SELLS 52% OF ITS INTEREST IN
CEDAR REALTY TRUST

FOR IMMEDIATE RELEASE – BOSTON, October 18, 2012/ -- Winthrop Realty Trust (NYSE:FUR) announced today that it sold 3,250,000 of its 6,250,716 common shares in Cedar Realty Trust for net proceeds of approximately $17.1 million.  Winthrop’s average aggregate cost for such shares was approximately $12.3 million.

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About Winthrop Realty Trust

Winthrop Realty Trust, headquartered in Boston, Massachusetts, is a NYSE-listed real estate investment trust (REIT) focused on acquiring, owning, operating and investing in real property as well as real estate financial instruments including CMBS, bonds, REIT preferred and common stock.  For more information, please visit our web-site at www.winthropreit.com.